FIRST AMENDMENT TO POWER PURCHASE AGREEMENT

      This First Amendment to Power Purchase Agreement ("First Amendment") is entered into as of September 16, 1994, by and between Panda-Brandywine, L.P. ("Seller'), a Delaware limited partnership, and Potomac Electric Power Company ("PEPCO"), a
District of Columbia and Virginia corporation (referred to hereinafter individually as "Party" and collectively as the "Parties".

                           WITNESSETH:

      WHEREAS, Seller and PEPCO entered into a Power Purchase Agreement, dated as of August 9, 1991 ("Power Purchase Agreement"), pursuant to the terms of which PEPCO is to purchase capacity and energy from an approximately 230 megawatt electric generating facility to be constructed by Seller; and

     WHEREAS, Seller and PEPCO desire to amend the Power Purchase
Agreement.

      NOW, THEREFORE, in consideration of these premises, the mutual covenants set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

      1.1 Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the same meanings as set forth in the Power Purchase Agreement .

                           ARTICLE II
                           AMENDMENTS

      2.1   Amendments  to  Article I. Article  I  of  the  Power
Purchase Agreement is amended as follows:

(a) The following new section is added after Section 1.17:

      1.17A "Conrail" - The Consolidated Rail Corporation or any successor thereto.

(b) The following new section is added after Section 1.60:

      1.60A "Must Run Hours" - The Hours during which PEPCO is required to dispatch the Limited Dispatch Portion pursuant to the first two sentences of Subsection 8.3(a).

(c) Section 1.77 is deleted in its entirety and replaced by the following:

      1.77 "Scheduled Closing Date" - The date after October 30, 1994 on which the Seller, by at least sixty ( 60 ) Days' prior written notice to PEPCO, projects that the Closing Date will occur, provided that Seller may replace such written notice with a new sixty 60 Days' written notice upon Seller's determination that; the Scheduled Closing Date shall be delayed beyond the date specified in the previous notice.

(d) Section 1.79 is deleted in its entirety and replaced by the following:

     1.79 "Scheduled Commercial Operation Date" - The date during the period from June 1, 1996 to June 1, 1997 on which the Seller projects that the Actual Commercial Operation Date will occur. Seller shall designate the Scheduled Commercial Operation Date on or before the Closing Date.

      2.2  Amendments to Article III. Article III of the  Power
Purchase Agreement is amended as follows:

(a) Subsection 3.2(h)(x) is amended as follows:

     (1) Change the word "or" on the first line to a  comma;

     (2) insert the following phrase between the words "way" and "necessary" on the second line:

     or, in the case of subparts B and D of this subsection, occupancy permits issued by Conrail

     (3) change the word "or" on the sixth line to a comma; and

     (4) insert the phrase "or occupancy permit" between the words "ways and "satisfactory" on the seventh line.

(b) Subsection 3.2(1) is deleted in its entirety and replaced by the following:

      (1) At the times specified in Subsection 4.2(a), the Interconnection Security pursuant to Section 4.2.

(c) Subsection 3.3(a) is amended by changing the word "or" on the twentieth line to a comma, and by inserting the phrase "or occupancy permit" between the words "way" and "for" on the twentieth line.

      2.3   Amendments  to Article IV. Article IV  of  the  Power
Purchase Agreement is amended as follows:

(a) Subsection 4.1(b) is amended by changing the contra on the twenty-first line to a period, and by deleting the language beginning with the word "subject" on the twenty-first line and continuing through the phrase "Section 4.4." on the twenty-third line.

(b) Subsection 4.1(c) is amended as follows:

     (1) Insert the word "and" following the comma at the end of the eighth line;

     (2) Change the comma following the word "Maryland" on the nineteenth line to a period, and delete the language beginning with the word "and" at the end of the nineteenth line and continuing through the word "Date" on the twenty-sixth line; and

      (3) Insert the following new sentence between the first and second sentences:

           Either Party may terminate this Agreement immediately by written notice to the other Party given within thirty
     (30) Days after the Closing Date, if by the Closing Date Seller has not received easements or occupancy permits from Conrail for construction and operation of Transmission Facilities for the Term of this Agreement on that portion of Conrail's right-of-way located in Prince George's County, Maryland that extends from the Facility to that portion of the Transmission Facilities Site that is owned by PEPCO as of the Effective Date.

(c) Subsection 4.2(a) is amended by deleting the first sentence in its entirety and replacing it with the following sentences:

On or before December 1, 1994, Seller shall provide PEPCO with a security deposit in an amount equal to the Interconnection Costs incurred by PEPCO prior to such date (including, but not limited to, commitments incurred for future delivery of goods and services) for which Seller has not previously paid PEPCO pursuant to Section 9.3. On the Closing Date, Seller shall provide PEPCO with an additional security deposit in an amount equal to the remaining balance of Interconnection Costs estimated pursuant to
Section 9.2 for which Seller has not previously provided PEPCO a security deposit pursuant to the first sentence of this Subsection 4.2(a) or paid PEPCO pursuant to Section 9.3. (The security deposits made pursuant to the first two sentences of this Subsection 4.2(a) are defined as the "Interconnection Security.") The Interconnection Security shall be in any form set forth in Section 4.3.

(d) Subsection 4.2(b) is amended as follows:

      (1) Change the phrase "of the amount of the Interconnection
Security" on the seventh and eighth lines to the phrase "of the sum of the amounts of Interconnection Security";

      (2) Delete the word "initially" on the eighth line; and

      (3) Change the phrase "the first sentence" on the eighth and ninth lines to the phrase "the first and second sentences".

(e) Section 4.4 is deleted in its entirety and replaced by the following:

     4.4 Extension to the Scheduled Commercial Operation Date.

     If the Scheduled Commercial Operation Date designated by Seller pursuant to Section 1.79 of this Agreement is prior to June 1, 1997, then, upon written notice to PEPCO given at least sixty (60) Days prior to such Scheduled Commercial Operation Date, Seller may extend such Scheduled Commercial Operation Date until June 1, 1997. If the Extended Scheduled Commercial Operation Date designated by Seller pursuant to the first sentence of this Section 4.4 is prior to June 1, 1997, then, upon written notice to PEPCO given at least sixty (60) Days prior to such Extended Scheduled Commercial Operation Date, Seller may further extend such Extended Scheduled Commercial Operation Date until June 1, 1997.

(f) Subsection 4.6(a) is amended by deleting the language beginning with "(ii)" on the seventh line and continuing through the word "Section" on the eighth line, and by changing "(iii)" to "(ii)" on the ninth line.

      2.4   Amendments  to Article VI. Article VI  of  the  Power
Purchase Agreement is amended as follows:

(a) Subsection 6.1(a) is amended as follows:

     (1) The date "June 1, 1996" on the fifth line is changed to the date "January 1, 1997"; and

     (2) In the definition of the term "CR", the date "June 1, 1996" is deleted on the eleventh and twenty-second lines and replaced in both places by the phrase "the Actual Commercial
Operation Date".

(b) Subsection 6.1(b) is amended by inserting the following phrase between the phrase "Subsection 6.1(a)" and the word
"using" in both places where they appear on the ninth and fifteenth lines:

(as adjusted in accordance with Subsections 6.1(f) and 6.1(g))

(c)  Subsection 6.1(c)(iii) is amended by deleting the date "June
1,  1996"  on the twelfth line and replacing it with  the  phrase
"the Actual Commercial Operation Date".

(d) Subsection 6.1(d) is amended by inserting the phrase "or occupancy permit" on the sixth line between the words "easement" and "necessary".

(e) Subsection 6.1(f) is redesignated as Subsection 6.1(h) and new Subsections 6.1(f) and 6.1(g) are added as follows:

     (f)  The  Monthly Capacity Payments calculated  pursuant  to
     Subsection 6.1(a) shall be adjusted to reflect the annual capacity payment adjustments set forth in Appendix Q.

     The annual capacity payment adjustments set forth in Column 2 of Appendix Q shall be made by Contract Year unless the first Contract Year begins before January 1, 1997, in which case such annual capacity payment adjustments shall be made by Calendar Year (with Calendar Year 1 to begin at 12:00 midnight on December 3l, 1996 and end at 12:00 midnight on December 31, 1997). The annual capacity payment adjustments shall be spread evenly over the Monthly Capacity Payments in each such Contract Year or Calendar Year, as applicable.

     The annual capacity payment adjustments for each of Contract
     Years 11 through 25 set forth in Column 4 of Appendix Q shall be spread evenly over the Monthly Capacity Payments in each such Contract Year.

(g)   The  Monthly  Capacity  Payments  calculated  pursuant   to
Subsection 6.1(a) shall be reduced to reflect any Potential Costs calculated in accordance with the following formula:

PC = CPWIRR Increase - TC

Where:

PC =   Potential Costs

CPWIRR
Increase =   The predicted increase in PEPCO`s Cumulative
Present Worth of Incremental Revenue Requirements. If the actual peak load experienced by PEPCO during or before 1997 equals or exceeds 5,697 MW, the CPWIRR Increase shall be determined from Column 1 of Appendix S . If the actual peak load experienced by PEPCO during (but not before) 1998 equals or exceeds 5,697 MW, the CPWIRR Increase shall be determined from Column 2 of Appendix
S. If the actual peak load experienced by PEPCO during and before 1998 does not equal or exceed 5,697 MW, the CPWIRR Increase shall be determined from Column 3 of Appendix S. For purposes of the determination of the CPWIRR Increase, the actual peak load experienced by PEPCO in any year shall be PEPCO's 60-minute system peak demand for such year, weather corrected and adjusted to account for unused available energy use management and shall be adjusted to account for emergency procedures (voltage reductions and rolling black-outs) occurring during the actual peak, for the purpose of approximating what the highest actual peak load would have been in the absence of the emergency procedures. PEPCO shall undertake to promptly disclose to Seller all reports made to any state or federal regulatory commission, reliability council or power pool concerning any such emergency procedures instituted during the actual peak, provided, however, that PEPCO shall not incur any liability to Seller, or be deemed to be in breach of this Agreement, if PEPCO should inadvertently fail to make any such disclosure. Such peak load and adjustments shall be as prepared by PEPCO for PJM Pool accounting and other reporting purposes. Actual peak load shall also be adjusted upward for reductions of capacity under the contract entered into by PEPCO and Ohio Edison Company, dated March 18, 1987, as supplemented or amended from time to time.

TC =      An estimate of the costs that would be payable by
PEPCO pursuant to Subsection 15.3(b) assuming that PEPCO provided notice of termination under Subsection 15.3(a) on the Closing Date, which costs shall equal the sum of (x) the cost estimates set forth in Column 1 of Appendix R for the appropriate Closing Date and (y) a fixed fee of either three million dollars ($3,000,000.00) if the Closing Date occurs prior to May 1, 1995, or five million dollars ($5,000,000.00) if the Closing Date occurs on or after May 1, 1995.

PEPCO shall calculate the Potential Costs by February 1, 1999. If this Calculation results in a positive number for Potential Costs, then, within ten (10) Days after PEPCO notifies Seller of the results of the calculation, the Parties shall enter into negotiations in an effort to agree upon adjustments to the Monthly Capacity Payments or other measures that will reduce the Potential Costs to zero (on a net present value basis expressed in 1994 dollars using an annual discount rate of 9.84%). If the Parties are unable to agree upon such adjustments or measures on or before April 1, 1999, then the Monthly Capacity Payments for Contract Years 11 through 25 shall be reduced by the product of the Potential Costs multiplied by 0.0335, provided that:

           (i) for each of Contract Years 11 through 15, the Monthly Capacity Payments shall be reduced by no more then the amount shown in Column 4 of Appendix Q for such Contract Year divided by twelve (12) (for each such Contract Year, the amount by which the product of the Potential Costs multiplied by O.402 exceeds the amount shown in Column 4 of Appendix Q for such Contract Year shall be referred to as the "Unrecovered Amount"); and

           (ii) for each of Contract Years 16 through 25, the Monthly Capacity Payments shall be reduced by an additional amount equal to the product of the sum of the present values (in 1994 dollars using a 9.84% discount rate) of the Unrecovered Amounts multiplied by 0.0664.

(f) Subsection 6.2(b)(v) is amended as follows:

      (1) The first paragraph is amended to read in its entirety as follows:

     The firm gas rate to be applied for Generation of the First Dispatch Segment (FGRA) during the Must Run Hours will be the weighted average of two (2) components. The first component will represent natural gas supplied from natural gas reserves, or pursuant to a firm gas supply contract equivalent to natural gas reserves, purchased by Seller and will have a guaranteed price throughout the Term. The second component will represent natural gas market purchases by Seller and be tied to natural gas market prices. The percentage of the Fuel to be made available from Seller's natural gas reserves (or equivalent firm gas supply contract) for the Term which is required to operate the Facility for the First Dispatch Segment during the Must Run Hours is given in Appendix M as %GRCA. The firm gas rate to be applied for generation of the First Dispatch Segment
     (FGRA) during Hours other than the Must Run Hours and for the generation of the Second Dispatch Segment (FGRB) will represent natural gas market purchases by Seller and be tied to natural gas market prices. The FGRA and FGRB will be calculated in accordance with the following formulas:

FGRA  During  Must  Run  Hours =
(FGRR * %GRCA/100%)  +  [FGMR  *
(1-%GRCA/100%)

FGRA During Hours Other Than Must Run Hours = FGMR

FGRB = FGMR


Where:    FGRA  =    Firm Gas Rate for the First Dispatch Segment.

          FGRB  =    Firm  Gas  Rate for  the  Second  Dispatch
                     Segment.

          FGRR  =    Firm Gas Reserve Rate.

          FGMR  =    Firm Gas Market Rate.

          %GRCA =    Percent Gas Reserve Commitment to fuel  the
          First Dispatch Segment, as set forth in column 2 of Appendix M for each Contract Year.

      (2) The second paragraph is amended by changing the phrase "column 4" on the second line to the phrase "column 3", and by deleting the date "June 1, 1996" on the eighth and tenth lines and replacing it in both places with the phrase "the Actual Commercial Operation Date".

      (3) The formula for the "FGMR" at the end of the third paragraph is amended to read as follows in its entirety:

FGMR = FGMRi * [(.77*CIf) + (.23*TIf)] * P

     (4) A new definition for the new term "P" is added following the definition of the term "TIf" at the end of the third paragraph as follows:

      P  = 0.9 for each of the first four (4) Contract Years  and
1.0 for each Contract Year after the fourth Contract Year.

      (5)  The  last paragraph is amended by changing the  phrase
"tenth anniversary" on the fourth line to the phrase "sixth anniversary".

      2.5  Amendments to Article VII. Article VII of the  Power
Purchase Agreement is amended as follows:

(a) Subsection 7.1 (a) is amended by changing the phrase "forty-
eight  (48) Months" on the second line to the phrase "fifty  (50)
Months".

(b) Subsection 7.1(c)(i) is amended by adding the phrase "or occupancy permits" at the end of the second line between the word
"easements" and the semicolon.

(c) The first sentence of Subsection 7.3(a) is amended by deleting the language beginning with the word "the" on the second line and continuing through the phrase "Operation Date)" on the seventh line, and replacing it with the phrase "June 1, 1996".

(d) Subsection 7.3(a)(v) is amended as follows:

     (1) On the thirtieth line, change the word "or" to a comma, and insert the phrase "or occupancy permits" between the words
"way" and "necessary"; and

      (2) On the thirty-third line, change the word "or" to a comma, and insert the phrase "or occupancy permit" between the words "way" and "satisfactory".

      2.6   Amendments to Article VIII. Article VIII of the Power
Purchase Agreement is amended as follows:

(a) The first sentence of Subsection 8.3 (a) is deleted in its entirety and replaced by the following two sentences:

PEPCO shall dispatch the portion of the Facility's Dependable Capacity designated as the Limited Dispatch Portion for a total of sixty (60) Hours Monday through Friday for each Week it is available. Initially, such dispatch shall be scheduled for the Hours from 8:00 A.M. to 8:00 P.M. on each such Day, but this schedule may be adjusted by the Operating Committee.

(b ) Subsection 8.7(b)(i) is amended as follows:

      (1) The Phrase "first anniversary" in the first sentence is changed to the phrase "later of December 31, 1998 or the second anniversary";

      (2) The phrase "second anniversary" in the second sentence is changed to the phrase "later of December 31, 1999 or the third anniversary";

      (3) The phrase "third anniversary" on the seventh line is changed to the phrase "later of December 3l, 2000 or the fourth anniversary"; and

     (4) The phrase "such third anniversary" on the tenth line is changed to the phrase "the later of December 3l, 2000 or such fourth anniversary".

(c)  Subsection 8.7(b)(ii)(B) is amended by changing  the  phrase
"third anniversary" on the seventh and eighth lines to the phrase
"later of December 31, 2000 or the fourth anniversary".

      2.7   Amendments  to Article IX. Article IX  of  the  Power
Purchase Agreement is amended as follows:

(a) Section 9.6 is amended as follows:

      (1) Change the word "and" on the twenty-third line to a comma;

      (2) insert the phrase "or occupancy permits" between the words "way" and "required" on the twenty-fourth line; and

      (3) on the twenty-eighth line, change the word "or" to a comma, and insert the phrase "or occupancy permit" between the words "way" and "satisfactory".

(b) A new Section 9.7 is added as follows:

      9.7   Third  Party  Assertion of  Interest  in  Portion  of
Transmission Facilities Site.

(a) Seller shall promptly provide PEPCO with a copy of any revision that Seller makes to its title search for the Transmission Facilities Site at any time up to and including the Closing Date. Seller shall provide PEPCO with copies of Seller's agreement(s) with Conrail for easements, occupancy permits or other rights for the Transmission Facilities Site, and copies of all documents related to such agreement (s). Seller shall be responsible for any and all costs of obtaining and maintaining rights to locate the Transmission Facilities upon the Conrail right of-way, including, but not limited to, an initial fee, annual rentals, relocation costs, and all other costs payable to Conrail under the terms of Seller's agreement with Conrail, during the Term of this Agreement plus fifteen (15) Years.

(b) If at any time during the Term of this Agreement a person asserts an Interest in one or more parcels of land covered by an occupancy permit issued by Conrail to Seller for any portion of the Transmission Facilities Site and the assertion of such interest may prevent, interrupt or delay the construction and/or operation of Transmission Facilities on such parcel, then the Parties shall undertake the following actions. Seller shall notify PEPCO of such assertion of an interest, provided that if the interest is asserted against PEPCO following the transfer of the Transmission Facilities Site to PEPCO, PEPCO shall notify Seller of such assertion. Seller shall use its best efforts to resolve the matter expeditiously to eliminate the impediment to construction and/or operation of the Transmission Facilities. If Seller is unable to eliminate the impediment to construction and/or operation of the Transmission Facilities within one hundred and twenty (120) Days after the date of the notice provided for in the second sentence of this Subsection 9.7(b) or if a court of competent jurisdiction issues an order suspending construction and/or operation of the Transmission Facilities (which order Seller is unable to have modified or withdrawn to eliminate such suspension within thirty (30) Days after the date of such order) in a proceeding involving an assertion of an interest in one or more parcels of land covered by an occupancy permit issued by Conrail to Seller for any portion of the Transmission Facilities Site, then, upon request by Seller, PEPCO shall use good faith efforts to exercise any eminent domain rights it may have in order to obtain title to the parcel or to obtain an easement or other right to use the parcel for construction and operation of the Transmission Facilities. (After PEPCO's obligation to exercise its eminent domain rights arises under the immediately preceding sentence, Seller shall continue to seek to eliminate the impediment to construction and/or operation of the Transmission Facilities (including, if applicable, to seek modification of any order issued by a court of competent jurisdiction suspending construction and/or operation of the Transmission Facilities to eliminate such suspension)). PEPCO's obligation to so exercise its eminent domain rights is contingent upon the prior transfer by Seller to PEPCO of Seller's rights under the certificate of public convenience and necessity issued by the Maryland Commission to Seller authorizing construction and operation of the Transmission Facilities ("CPCN"). Such transfer is to be made on or prior to the Actual Commercial Operation Date, subject to approval by the Maryland Commission on terms satisfactory to PEPCO in its sole discretion. If however, a third party asserts an interest in a portion of the Transmission Facilities Site prior to such transfer, then PEPCO and Seller shall seek authorization from the Maryland Commission on terms satisfactory to PEPCO in its sole discretion to transfer Seller's rights under the CPCN to PEPCO on an expedited basis.

(c) Seller shall bear all costs incurred by PEPCO in exercising its eminent domain rights for any portion of the Transmission Facilities Site. Such costs shall be paid by Seller to PEPCO pursuant to Section 6.6. If Seller fails to pay any such costs within the thirty (30) Day period specified in Section 6.6, then, in addition to its other rights under this Agreement in the event of such failure, PEPCO's obligation to exercise any eminent domain rights it may have shall cease and PEPCO may terminate any eminent domain proceedings which have been instituted.

(d) PEPCO's good faith efforts to exercise its eminent domain rights in order to obtain use of any portion of the Transmission Facilities Site for construction and operation of the Transmission Facilities shall not relieve Seller of any of its obligations under this Agreement with respect to the Transmission Facilities Site or the Transmission Facilities (including, but not limited to Seller's indemnification obligation under Subsection 16.1(c)). Seller remains responsible for fulfilling all such obligations by the deadlines specified in this Agreement. PEPCO shall have no liability to Seller arising out of PEPCO's good faith efforts to exercise its eminent domain rights as set forth in Subsection 9.7(b) hereof, including but not limited to, any liability for any delays in the Actual Commercial Operation Date. Furthermore, PEPCO shall not be precluded from exercising any right that it has under this Agreement (including, but not limited to, rights to terminate the Agreement) as a result of PEPCO' s good faith efforts to exercise its eminent domain rights as set forth in Subsection 9.7(b) hereof.

      2.8 Amendments to Article XI. Article XI of the Power Purchase Agreement is amended by inserting the phrase ", or purchase sufficient natural gas pursuant to a firm gas supply contract equivalent to natural gas reserves," between the words "gas" and "to" on the eleventh line of Subsection 11.2(a).

      2.9  Amendments to Article XIV. Article XIV  of  the  Power
Purchase Agreement is amended as follows:

(a) the phrase "three hundred and sixty (360) Days" on the thirteenth line of Subsection 14.1 is changed to the phrase
"three hundred and sixty-six (366) Days".

(b)  The  date  "June 1, 1997" on the fourth line  of  Subsection
14.4(a) is changed to the date "June 1, 1998".

(c) The second sentence of Subsection 14.4(b) is amended to read as follows in its entirety:

      In any condition of Force Majeure excuses a Party's performance for a time period of: (i) three hundred and sixty-six
(366) Days in the event of a Force Majeure occurring during the period between the Closing Date and the Actual Commercial Operation Date, or (ii) five hundred and forty (540) Days during the period after the Actual Commercial Operation Date, and the condition of Force Majeure continues after the conclusion of the applicable time period, the Party not excused by such Force
Majeure may terminate this Agreement immediately by written notice to the other Party, without further obligation, or extend such period at its sole discretion.

      2.10  Amendments to Article XV. Article  XV  of  the  Power
Purchase Agreement is amended as follows:

(a)  Subsection 15.1(e) is amended by changing the date "December
1, 1994" on the second line to the date "October 1, 1995".

(b) The first sentence of Subsection 15.3(b) is amended by changing the date "December 1, 1994" in both places where it occurs in the first sentence to the date "May 1, 1995".

      2.11      Amendments to Article XIX. Article XIX  of  the
Power Purchase Agreement is amended by making the following changes to Section 19.10:

(a) Insert the phrase "persons providing corporate financing to Panda Energy Corporation or PEPCO," between the comma and the word "suppliers" at the beginning of the thirteenth line.

(b) Insert the phrase "to the extent required pursuant to applicable federal securities laws or regulations of the United
States, and" between the word "Party". and the word "to" at the beginning of the twenty-fifth line.

      2.12  Amendments to Appendices. The Appendices to the Power
Purchase Agreement are amended as follows:

(a) Appendix B is amended as follows:

      (1) Delete Tables 2, 6 and 8 in their entirety and replace them with revised Tables 2, 6, and 8 respectively, as set forth in Attachment E to this First Amendment.

      (2) Add new Table 9 as also set forth in Attachment E to this First Amendment.

(b)  Appendix F is deleted in its entirety and replaced by a  new
Appendix F as set forth in Attachment F to this First; Amendment.

(c) Appendix L is amended by changing the date "June 1, 1996" on the second line of footnote 2 to the phrase "the Actual
Commercial Operation Date".

(d) Appendix M is deleted in its entirety and replaced by a new
Appendix M as set forth

(e) A new Appendix Q, as set forth in Attachment B to this First
Amendment, is added to the Power Purchase Agreement.

(f) A new Appendix R, as set for the Attachment C to this First
Amendment, is added to the Power Purchase Agreement.

(g) A new Appendix S, as set for in Attachment D to this First
Amendment, is added to the Power Purchase Agreement.

                           ARTICLE III
                  EFFECTIVE DATE OF AMENDMENTS

     3.1 Effective Date of Amendments.

(a) The amendments to Subsections 4.2(a) and 4.2(b) of the Power Purchase Agreement set forth in Sections 2.3(c) and 2.3(d) of this First Amendment and the amendments to Subsections 15.1(e) and 15.3(b) of the Power Purchase Agreement set forth in Section
2.10 of this First Amendment shall be effective as the date that appears in the first paragraph of this First Amendment.

(b) All other amendments to the Power Purchase Agreement set forth in Article II of this First Amendment, except for those set forth in Sections 2.3(c), 2.3(d) and 2.10 of this First Amendment, shall become effective when: (i) PEPCO has received a final, nonappealable order from the Maryland
Commission finding that this First Amendment is consistent with PEPCO's least cost planning and approving the First
Amendment, (ii) PEPCO has received a final, nonappealable order from the District of Columbia Commission approving an action plan which includes the Facility, in the context of the District of Columbia Commission's consideration of PEPCO's Integrated Least-Cost Resource Plan dated June 30,
1994, and (iii) each Party has notified the other Party pursuant to Subsection 3.1(c) hereof that each such order is satisfactory inform and substance to the notifying Party in its sole discretion. The Parties shall seek all such regulatory approvals expeditiously and use all reasonable efforts to obtain the approvals specified above from the Maryland Commission and the District of Columbia
Commission.

(c) Upon receipt by PEPCO or Seller of any order or approval described in Subsection 3.1(b) above, such Party shall promptly transmit to the other Party a copy of such order or approval. Within thirty (30) Days after the date of such transmittal, each Party shall give notice to the other Party whether it deems the order to be satisfactory in form and substance in its sole discretion.

                           ARTICLE IV
                          MISCELLANEOUS

     4.1 Notices. Any notice or documents required or authorized by this First Amendment to be given to a Party shall be given in writing and shall be either: (a) personally delivered, (b) mailed by registered or certified mail (return receipt requested) postage prepaid, (c) sent by overnight delivery service (with a receipt for delivery), or (d) sent by telefacsimile with a signed acknowledgment of receipt by return facsimile, to such Party at the following address:

For Seller:                   For PEPCO:
President                     Manager, Supply Side Resources
Panda Energy  Corporation     PEPCO
4100 Spring Valley            1900 Pennsylvania Avenue, N.W.
Suite 1001                    Washington, D.C. 20068
Dallas, TX 75244              Telephone: (202 ) 872-3044
Telephone: (214) 980-7159     Telefacsimile: (202) 331-6185
Telefacsimile:(214) 980-6815

                              With a copy to:

                              Group Vice-President,
                              Energy and Market Policy and Development
                              PEPCO
                              1900 Pennsylvania Avenue, N.W.
                              Washington, D.C. 20068

Each Party's designation of such person and/or address may be changed at any time by such Party upon written notice given pursuant to the requirements of this section. A notice served by mail shall be effective upon receipt.

     4.2 CHOICE OF LAW. THIS FIRST AMENDMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND AND, TO THE EXTENT APPLICABLE, FEDERAL LAW, WITHOUT REGARD TO ANY APPLICABLE CONFLICT OF LAWS PROVISIONS. THE PARTIES HEREBY SUBMIT TO THE JURISDICTION OF COURTS LOCATED IN, AND VENUE IS HEREBY STIPULATED TO BE IN, BALTIMORE, MARYLAND.

     4.3 Further Assurances. If either Party determines in its reasonable discretion that any further instruments, assurances or other things are necessary or desirable to carry out the terms of this First Amendment, the other Party shall execute and deliver all such instruments and assurances and do all things reasonably necessary or desirable to carry out the terms of this First Amendment.

     4.4 Waiver. No waiver by either Party of the performance of any obligation under this First Amendment or with respect to any default or any other matter arising in connection with this First Amendment shall be deemed a waiver with respect to any subsequent performance, default or matter.

     4.5 Modification or Amendment. No modification, amendment or waiver of any provision of this First Amendment shall be valid unless it is in writing and signed by both Parties.

     4.6 Counterparts. This First Amendment may be executed in several counterparts, and all such counterparts shall constitute one agreement binding on both Parties hereto and shall have the same force and effect as an original instrument, notwithstanding that both Parties may not be signatories to the same original or the same counterpart.

     4.7 Confidential Information. The Parties agree that this First Amendment contains confidential information and, therefore, shall not be disclosed to any third party without the consent of both Parties. Further, any information provided by a Party to the other Party pursuant to this First Amendment and labeled "CONFIDENTIAL" shall be used by the receiving Party solely in connection with the purposes of this First Amendment and the Power Purchase Agreement as amended by this First Amendment and shall not be disclosed by the receiving Party to any third party, except with the providing Party's consent, and upon request of the providing Party shall be returned thereto. Notwithstanding the above, the Parties acknowledge and agree that this First Amendment and any such information may be disclosed to the Financing Parties, persons providing development financing to Seller or providing corporate financing to Panda Energy Corporation or PEPCO, consultants, suppliers and potential suppliers of Fuel and major equipment to the Facility and other third parries as may be necessary for PEPCO and Seller to perform their obligations under the Power Purchase Agreement as amended by this First Amendment (including, but not limited to, consultants retained by PEPCO to reviews Seller's Fuel
Supply Plan, Fuel Supply Contract(s), or other contracts or arrangements with respect to fuel for the Facility). To the extent that such disclosures are necessary, the Parties also agree that they shall endeavor in disclosing the First Amendment and any such information to seek to preserve the confidentiality of such disclosures. This provision shall not prevent either
Party from providing this-First Amendment or any confidential information received from the other Party to the extent required pursuant to applicable federal securities laws or regulations of the United States, and to any court or governmental body as may be required by such court or body, provided that, if feasible, the disclosing Party shall have given prior notice to the other Party of such required disclosure and, if so requested by such other Party, shall have used all reasonable efforts to oppose the requested disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality . Without limiting the scope of the foregoing, the Parties explicitly agree to use all reasonable efforts to maintain the confidentiality of this First Amendment in any filings with, or submissions to, any governmental or regulatory authorities.

     4.8 Third Parties. This First Amendment is intended solely for the benefit of the Parties, and nothing in this First Amendment shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this First Amendment.

     4.9 Headings. The headings contained in this First Amendment are solely for the convenience of the Parties and should not be used or relied upon in any manner in the construction or interpretation of this First Amendment.

     4.10 Press Releases. Prior to the Actual Commercial
Operation Date, neither Party shall issue any press release referring to this First Amendment without coordination with, and the prior approval of the other
Party.

     4.11 Continuing Effectiveness of Power Purchase
Agreement. The Power Purchase Agreement, as amended by
Article II of this First Amendment (which amendments shall become effective at the times specified in Article
III of this First Amendment, remains in full force and effect and is hereby ratified by the Parties.

       IN WITNESS WHEREOF , the Parties have caused this First Amendment to be executed by their respective duly authorized officers as of the date first above written.

                            POTOMAC ELECTRIC POWER COMPANY

ATTEST:                     By:
                            Title: Group Vice President
                            Energy & Market Policy &
                            Development


                            PANDA-BRANDYWINE, L.P.
ATTEST:
                            By:  Robert W. Carter
                            Title:  President

                         APPENDIX F
         INTERCONNECTION AND COMMUNICATION SPECIFICTION

A. Dispatchable Portion

     Commencing on the Actual Commercial Operation Date, PEPCO shall have dispatch control over the Dispatchable Portion of the Facility's Dependable Capacity in accordance with the terms of the Agreement. Mutually acceptable dispatch procedures shall be established by the Operating Committee pursuant to Subsection 8.3(b) of the Agreement and adopted prior to the Actual Commercial Operation Date, and shall include, but shall not be limited to, the following elements:

     1. Subject to Prudent Utility Practices, Section 8.3 of the Agreement and the provisions of Section A.3 hereof, PEPCO shall have the right to dispatch the Dispatchable Portion of the Facility in order to increase or decrease the Net Electrical Output to the PEPCO System. The Dispatchable Portion of the Facility shall have an incremental cost curve with zero or positive slope. The Dispatchable Portion of the Facility cannot have other variable costs that negate the effect of the positive or zero incremental cost curve.

     2. Seller shall purchase and own such
telecommunications equipment for the Facility as may be reasonably required from time to time by PEPCO consistent with Prudent Utility Practices in order to allow PEPCO to maximize economic and reliable dispatch of the Facility in coordination with the PEPCO System. The equipment that is initially installed shall conform to the provisions set forth in the operational requirements of section A.5 hereof.

     3. Subject to Prudent Utility Practices and to the terms and provisions of the Agreement, PEPCO shall have the sole discretion to determine whether to dispatch the Dispatchable Portion of the Facility. If PEPCO elects to dispatch the Dispatchable Portion of the Facility, PEPCO will do so at certain specified incremental steps as agreed upon by the Parties, as such increments and rate of change of output (ramping rate) may be modified by the Operating Committee. PEPCO will not guarantee any minimum hourly load or minimum annual generation in dispatching the Dispatchable Portion of the Dependable Capacity of the Facility. However, to the extent practicable in making decisions with respect to dispatch of the Dispatchable Portion of the Facility, PEPCO shall give reasonable consideration to the obligations of Seller under the Steam Supply Contract, in accordance with procedures to be established by the Operating Committee which procedures shall include reasonable prior notice of dispatch of the Dispatchable Portion of the Facility to and from the various load levels when conditions permit such notice.

     4. PEPCO shall be entitled to the reduction of the Net Electrical Output of the Facility as specified in Section
5 of the Agreement during Minimum Emergency Generation Conditions for up to a maximum of two hundred (200) cumulative hours of operation of the Limited Dispatch portion during any Year. PEPCO may interrupt or suspend delivery of electricity from the Facility during an Emergency Condition or otherwise in accordance with Section 5 of the Agreement. Such occurrences shall not be included for purposes of determining compliance with the two hundred
(200) cumulative hours limitation on reductions set forth in the first sentence of this Section A.4.

     5. The following equipment, specified by PEPCO, will be required at the Facility Site.

      (a)  Remote Terminal Unit (RTU) with Redundant
           Automatic Generation Control. (AGC). A single RTU combining the functions of SCADA and Generation/ Voltage control is required. A "desired generaltion" signal from the PEPCO Control Center will cause the AGC at the Facility to transmit an analog or digital signal corresponding from zero (0) to full unit load, to the Facility's coordinated boiler/trubine control system or product a visual display for use by the Facility operator. The Facility will follow this "desired generation" requirement within the limits allowed by the Facility's coordinated contorl system. VAR loading (voltage set points) will also be signalled from the PEPCO Control Center to control the voltage of the Facility's excitation system. This interface as well as the necessary status and permissive signals must be included in the AGC units for implementation of both automatic WATT and VAR control. (See Attachment "A" for block diagram of RTU/AGC equipment.)

It will be the Facility operator's responsibility to assure that the generator is operated within its voltage limitations, and the limits of its capability curve, at all times.

     The RTU/AGC shall have a protocol compatible for communications with PEPCO's Master Station.

      (b) Telecommunications Requirements. The RTU/AGC unit will incorporate the capability for telecommunication of three
      (3) phase watts, vars, volts, and amperes measured at the generator terminals, and three (3) phase station service watts, vars, volts and amperes measured at the normal and startup transformer secondaries. Other parameters, such as those listed below, will be telemetered via the RTU/AGC from the turbine generator equipment with the choice of parameters to be made durinq preparation of the Interconnection Plan as appropriate for the actual Facility design:

       (1)  Actual gross MW.
       (2)  Actual station service.
       (3)  Actual gross MVAR.
       (4)  Desired generation (set point return).
       (5)  Unit response rate (MW)/minute).
       (6)  Maximum limit (MW).
       (7)  Minimum limit (MW).
       (8)  Low Boiler limit (MW).
       (9)  High Boiler limit (MW).
       (10) Unit desired volts (set point return).
       (11) Unit actual volts.
       (12) Response rate (volts).
       (13) Maximum operating volts.
       (14) Minimum operating volts.

       (c) Status Monitoring. The RTU/AGC units will also require input for monitoring of the status of other conditions such as those listed below, for AGC control functions with the choice of conditions to be made during preparation of the Interconnection Plan as appropriate for the actual Facility design.

       (1)  Governor mechanical limit (on-off).
       (2)  Automatic control (on-off) (MW).
       (3)  Redundant AGC unit in control.
       (4)  Generator circuit breaker position (open-closed).
       (5) Normal and start-up station service circuit breaker position (open-closed).
       (6)  Maximum/Minimum MW limit violated.
       (7)  Automatic control (on-off) (volts)
       (8)  Plant frequency alarm.
       (9)  Intertie circuit breaker position (open-closed).
       (10) Man/Machine Interface com. line failure alarm.

       (d) Control Points. The RTU/AGC shall be equipped, as a minimum, with control points for the intertie breakers. Other points may be requird as determined by the seller.

       (e) Billing Metering. The RTU/AGC shall be equipped for telecomunicating 3 phase KWH and KVH as supplied by a meter encoder.

The design of the control system which is selected by the Seller for the Facility may influence the manner in which the above functions are accomplished, but in any case, the Facility control system must furnish analog and digital inputs to the TRU/AGC unit for the parameters and conditions selected pursuant to this Section (See Attachment "A"). Voltage measurement shall be on a one hundred and twenty (120) volt basis and 90-130 volt range. All transducers shall have a minimum accuracy of plus/minus of 0.5%.

     6. Incremental voltage control of the generator must be provided. PEPCO requires that the generator have reactive characteristics consistent with manufacturers' capacities, and as similar to PEPCO units as follows:

     (a) Fifty percent (50%) of nameplate MVA at generator minimum load (lagging NVAR).

     (b) Thirty percent (30%) of nameplate MVA at generator full load rating (lagging MVAR).

     (c) Fifty percent (50%) of nameplate MVA at generator minimum load (leading MVAR);

     (d) Fifteen percent (15%) of nameplate MVA at qenerator full load rating (leading NVAR).

     7. Loan Profile Recorder. Pulse outputs from kilowatt hour and kilovar hour meters (In/Out) are required to be sent to a load profile recorder.

     8. Communication Channels. Communications channels are required to be installed and maintained between PEPCO and the Facility. The following list comprises the minimum presently conceived requirements for communications links between the Facility and PEPCO. Additional communications requirements may be required in accordance with
Section 9 of this Appendix F.

      (a) Two (2) separate alternate routed full duplex channels for AGC 1 and 2. Telecommunications of meter outputs, circuit breaker status, and some alarm functions, (Facility to PEPCO) will be provided in the RtU/AGC remote unit.

      (b) A dedicated voice channel to the PEPCO
Control Center from the Facility via fiber optic/microwave/or leased line facilities. Battery back-up must be provided for this communications facility so that it will function under utility blackout conditions.

      (c) An alternate routed dial-up phone system as back-up for the communications equipment identified in subsection (b) above.

      (d) Four (4) dedicated, full duplex channels per interconnection feeder are required for protective relaying and transfer tripping, two (2) channels for each alternate route.

      (e) One (1) full duplex channel for billing meter to PEPCO.

      (f) One (1) full duplex channel for analog metering.

      (g) One half duplex channel for load profile recording equipment.

    Two independent routes for communication must be geographically located so that a single accident cannot render both communications facilities inoperative. As an option to Seller, one of these communication facilities can be provided through optic fibers integrated into the construction of the transmission line static wire (spiraled around the static wire is an acceptable control), separate conductors suspended on the transmission structure or optic fibers buried underground beneath the transmission right-of-way. Other methods may be used subject to the approval of PEPCO.

      9. Design details of the Facility which are presently not available to PEPCO may result in modifications to the interconnection and communication facilities. These modifications will be documented by PEPCO as required and implemented by the Parties.

B.    Other Interconnection Requirements

      The control, telecommunication and protection equipment included in the Interconnection Facilities must be incorporated into the design of the Facility. The equipment requires a clean and controlled environment. The equipment shall be capable of withstanding, with no sacrifice of performance, temperatures from -15 degrees c. with 90% percent noncondensing humidity.

      The attached layout sketch (Attahment B) provides some basic information on approximate space allocation requirements for some of the PEPCO specified equipment racks for analog matering, tone equipment and transfer trip, the protective relaying panels, and the 125 VDC batteries and charges. PEPCO acknowledges that the Facility has limited floor space and will cooperate with Sellers during Interconnection Facilities design efforts to minimize space requirements. Associated equipment such as distribution panels are not shown. The load profile recorders, which are usually wall mounted, and the telephone company terminal equipment are also not shown.

      The above facility as a whole require 125VDC battery and charger systems. Two 125VDC batteries and chargers are required. Each set of batteries shall have a minimum amp-hour capacity to supply their load under emergency conditions for a period of eight hours. The two 125 VDC systems must physically and electrically isolated alal the way to the systems they are supplying. Some of the above facilities require inputs to be furnished and installed by the Seller. Inputs to the RTU/AGC unit may be wired directly to terminal blocks inside the RTU/AGC cabinet.

     PEPCO will work closely with the Seller on the design layout and provide information on PEPCO's design practices. PEPCO will in accordance with the Agreement, review Facility purchase specifications and drawings to assure compatibility with interconnection equipment, and will also review Seller's design studies/calculations for systems such as short circuit studies and grounding to assure safety and protection and proper operation of interconnection equipment. These reviews are not meant to relieve the Seller of responsibility or liability for the design of the Facility, but are meant to assure proper coordination between Facility and Interconnection Facility designs.

C.    Limited Dispatch Portion

      Commencing upon the Actual Commercial Operation Date, the Limited Dispatch Portion of the Dependable Capacity from the Facility will be provided to PEPCO in accordance with the terms of the Agreement. The equipment provided by Seller pursuant to Section A.5 of this Appendix F will suffice for the Limited Dispatch Portion as well. Mutually acceptable schedule and control procedures shall be established by the Operating Committee and adopted prior to the Actual Commercial Operation Date, and shall include, but shall not be limited to, the followinq elements:

    1. Subject to Prudent Utility Practices, Section 8.3 of the Agreement and the provisions of Section A.4 hereof, PEPCO shall dispatch the portion of the Facility's Dependable Capacity designeated as the Limited Dispatch Portion for a total of sixty (60) Hours Monday through Friday for each Week it is available. Initially, such dispatch shall be scheduled for the Hours from 8:00 a.m. to 8:00 p.m. on each such Day, but the schedule may be adjusted by the Operating Committee. At all other times when the Facility is required at less than the Facility's minimum dispatch, the Limited Dispatch Portion may be cycled off by PEPCO's dispatchers.





                                                                 ATTACHMENT A

                             APPENDIX M

                NATURAL GAS RESERVE COMMITMENT AND PRICE

                               GAS RESERVE
                              COMMITMENT FOR                 UNADJUSTED
                           1ST CT REQUIREMENTS                FIRM GAS
                                  FIRST                       RESERVE
CONTRACT                         DISPATCH                       RATE
YEAR (1)                         SEGMENT                       $/MBtu
--------                         (%GRCA)                       (FGRR)

COLUMN 1                        COLUMN 2                      COLUMN 3
   1                              100%                         2.58

   2                              100%                         2.68

   3                              100%                         2.79

   4                              100%                         2.90

   5                              100%                         3.02

   6                              100%                         3.14

   7                              100%                         3.26

   8                              100%                         3.33

   9                              100%                         3.40

  10                              100%                         3.46

  11                              100%                         3.53

  12                              100%                         3.60

  13                              100%                         3.68

  14                              100%                         3.75

  15                              100%                         3.82

  16 & thereafter                   0%                         N/A

NOTE: (1)  Contract Year shall be defined as set forth in Section 1.19 of the agreement.









                                                               ATTACHMENT B

                                APPENDIX Q

                     ANNUAL CAPACITY PAYMENT ADJUSTMENTS

LATER OF
CALENDAR
YEARS (1)           ANNUAL                                        ANNUAL
   OR              CAPACITY                                      CAPACITY
CONTRACT           PAYMENT                 CONTRACT              PAYMENT
 YEARS           ADJUSTMENTS                 YEAR              ADJUSTMENTS
--------        -------------             ----------          -------------

Column 1          Column 2                 Column 3             Column 4

   1            ($15,000,000)                 1                $         0
   2            ($16,000,000)                 2                $         0
   3                      $0                  3                $         0
   4             ($1,000,000)                 4                $         0
   5              $2,000,000)                 5                $         0
   6                      $0                  6                $         0
   7                      $0                  7                $         0
   8                      $0                  8                $         0
   9                      $0                  9                $         0
  10                      $0                 10                $         0
  11                      $0                 11                $ 1,650,000
  12                      $0                 12                $ 2,850,000
  13                      $0                 13                $ 4,050,000
  14                      $0                 14                $ 5,250,000
  15                      $0                 15                $ 6,450,000
  16                      $0                 16                $ 7,650,000
  17                      $0                 17                $ 8,850,000
  18                      $0                 18                $10,050,000
  19                      $0                 19                $11,250,000
  20                      $0                 20                $12,450,000
  21                      $0                 21                $13,650,000
  22                      $0                 22                $14,850,000
  23                      $0                 23                $16,050,000
  24                      $0                 24                $17,250,000
  25                      $0                 25                $18,450,000



NOTES: (1)  With Calendar Year 1 beginning at 12:00 midnight on 12/31/96 and ending at 12:00 midnight on 12/31/97.















                                                               ATTACHMENT C

                                   APPENDIX R

                         ESTIMATE TERMINATION COSTS (1)


             CLOSING DATE                         TERMINATION
             ------------                            COSTS
             MONTH   YEAR                          ESTIMATE
             -----   ----                         -----------

                                                  Column 1

               9     1994                         $14,700,000

              10     1994                         $15,700,000

              11     1994                         $16,700,000

              12     1994                         $17,300,000

               1     1995                         $17,700,000

               2     1995                         $18,200,000

               3     1995                         $18,600,000

               4     1995                         $19,000,000

               5     1995                         $19,300,000

               6     1995                         $19,600,000

               7     1995                         $19,900,000

               8     1995                         $20,200,000

               9     1995                         $20,500,000

              10     1995                         $20,800,000

NOTE:  (1)  The sole purpose of this Appendix is to determine the TC component of the formula for determining the Potental Cost under Subsection 6.1(g).












                                                             ATTACHMENT D


                                   APPENDIX S

                                 CPWIRR INCREASE




   Actual
 Commercial
 Operation                         CPWIRR Increase for
   Date                 Actual Peak Load of 5697 MW Occurring:
-----------         ----------------------------------------------
Month  Year         In or before        In 1998        In 1999 or
                        1997                           Thereafter
-----  ----         ------------     -------------    ------------

                      Column 1         Column 2         Column 3

  6    1996         $ 6,000,000      $29,000,000      $39,000,000

  7    1996         $ 7,857,143      $30,857,143      $40,857,143

  8    1996         $ 9,714,286      $32,714,286      $42,714,286

  9    1996         $11,571,429      $34,571,429      $44,571,429

 10    1996         $13,428,571      $36,428,571      $46,428,571

 11    1996         $15,285,714      $38,285,714      $48,285,714

 12    1996         $17,142,857      $40,142,857      $50,142,857

  1    1997         $19,000,000      $42,000,000      $52,000,000

  2    1997         $17,713,061      $40,713,061      $50,713,061

  3    1997         $16,426,122      $39,426,122      $49,426,122

  4    1997         $15,139,183      $38,139,183      $48,139,183

  5    1997         $13,852,244      $36,852,244      $46,852,244

  6    1997         $12,565,305      $35,565,305      $45,565,305